                                  EXHIBIT 10.8
                                 January 5, 2000

Jon C. Thomas, President
Thomas Pierce & Company
3512 Maclay Blvd., South
Tallahassee, FL  32312

         RE:      EXCLUSIVE SALES & MARKETING DISTRIBUTORSHIP ARRANGEMENT

Dear Jon:

         The purpose of this letter is to confirm our interest in entering into an agreement pursuant to which you or your nominee would become the exclusive sales and marketing distributor of GeneLink products and services in the United States and Canada to the at-need funeral industry and to set forth the principal terms of the proposed relationship. The terms we propose are as follows:

         1. You or your nominee will become the exclusive sales and marketing distributor of GeneLink products and services in the United States and Canada to the at-need funeral industry, except for certain house accounts which GeneLink will retain. You will be responsible for obtaining any approvals, if necessary, required to sell GeneLink products and services in Canada.

         2. The initial term would be for one year and will automatically renew from year-to-year thereafter so long as minimum sales levels are met (as determined by both parties).

         3. You will be required to maintain your own insurance, to have dedicated employees who would work solely on selling GeneLink products and services and would be required to have personnel at all major funeral industry conventions. You will be responsible for training employees (GeneLink will give such assistance as agreed to between the parties), will be responsible for visiting accounts on a regular basis and will advertise to the at-need funeral industry in print and other media.

         4. Prior to entering into a formal agreement, Distributor would be required to present to GeneLink a 36 month marketing plan for the United States and Canada.

         4. GeneLink, as manufacturer, will process the DNA in a timely fashion, and cause Certificates to be issued guaranteeing quantification and storage of DNA. GeneLink will send the Certificates to Thomas Pierce & Company, or its nominee, for distribution.

         5. It would be a condition to entering into the relationship that we negotiate and enter into a mutually acceptable and definitive form of Distributorship Agreement at the earliest practicable date. The definitive Agreement will contain representations, warranties, and indemnities that are customary for transactions of this nature. In the event the parties fail to enter into the definitive Agreement on or before February 1, 2000, the understandings contained in this letter of intent shall terminate and be of no further force or effect as of such date.

         6. Each side agrees that it will negotiate in good faith and will not, through February 1, 2000 directly or indirectly, encourage any inquiries or accept any proposals by, or engage in any discussions and negotiations with, or furnish any business or financial information to, any another person, firm or entity concerning a proposed distributor arrangement of the type of products and services offered by GeneLink to the at-need funeral industry.

         7. The parties agree to keep this letter of intent and the proposed transaction and agreements (including drafts of such agreements) strictly secret and confidential until such time as they mutually agree that a public announcement shall be made. In all events, the parties shall consult with each other and use all reasonable efforts to agree on the content and manner of any disclosure permitted under this section. The provisions of this Section shall terminate upon termination of this letter of intent.

         8. This letter of intent constitutes the full and complete agreement between the parties with respect to the subject matter contained in this letter of intent and there are no further or other agreements or understandings, written or oral, in effect between the parties relating to such subject matter except as expressly referred to herein.

         If you are in agreement with the foregoing, please sign and return a copy of this letter to us.

         Jon, I look forward to a successful business relationship with you and your staff.

                                             Very truly yours,

                                             GeneLink, Inc.

                                             /s/ John R. DePhillipo
                                             John R. DePhillipo, President

Read, Agreed and Accepted:

THOMAS PIERCE & COMPANY

By:      /s/ Jon C. Thomas
         Jon C. Thomas, President

Date:  01-06-2000